Exhibit 4.6

Exclusive Asset Option Agreement

This Exclusive Asset Option Agreement (this “Agreement”) is executed by and among the following Parties as of February 1, 2023 in Shanghai:

Weikun (Shanghai) Technology Service Co., Ltd., a limited liability company organized and existing under the laws of PRC, with its address at Floor 15, No. 1333, Lujiazui Circle Road, China (Shanghai) Pilot Free Trade Zone, Shanghai (“Party A”). The equity interests of Party A is ultimately beneficially held by Lufax Holding Ltd (“Ultimate Controlling Shareholder”), an exempted company with limited liabilities in the Cayman Islands, as to 100%.

Shenzhen Ping An Financial Technology Consulting Co., Ltd, a limited liability company organized and existing under the laws of PRC, with its address at Floor 47, Pingan Financial Center, No. 5033 Yitian Road, Futian District, Shenzhen (“Ping An Jinke”).

Shanghai Lanbang Investment Limited Liability Company, a limited liability company organized and existing under the laws of PRC, with its address at 1002N, No. 2277 Longyang Road, Pudong New District, Shanghai (“Shanghai Lanbang”).

Xinjiang Tongjun Equity Investment Limited Partnership, a limited partnership organized and existing under the laws of PRC, with its address at No. 46, Floor 4, No.21 Xiamen Road, Economic and technological Development District, Urumchi, Xinjiang (“Xinjiang Tongjun”).

Linzhi Jinsheng Investment Management Limited Partnership, a limited partnership organized and existing under the laws of PRC, with its address at 3-301, Price Bureau, Gongbujiangda County, Linzhi District, Tibet (“Linzhi Jinsheng”; Ping An Jinke, Shanghai Lanbang, Xinjiang Tongjun and Linzhi Jinsheng, together as the “Direct Shareholders” or “Party B”.).

Shanghai Xiongguo Corporation Management Co., Ltd., a limited liability company organized and existing under the laws of PRC, with its address at Room 0401, Floor 4, No.1333 LuJiazui Circle Road, China (Shanghai) Pilot Free Trade Zone, Shanghai (“Party C” or the “OPCO”)

Yang Xuelian, a Chinese citizen, ID card number is [***].

Shi Jingkui, a Chinese citizen, ID card number is [***].

Wang Wenjun, a Chinese citizen, ID card number is [***].

Dou Wenwei, a Chinese citizen, ID card number is [***].

(Yang Xuelian, Shi Jingkui, Wang Wenjun, and Dou Wenwei, collectively as the “Individual Shareholders”; the Individual Shareholders and the Direct Shareholders, together as the “Shareholders”.)

In this Agreement, above shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

The Direct Shareholders are the registered shareholders of Party C, and collectively hold 100% of the assets of Party C.

Party C intends to grant Party A an irrevocable and exclusive right to purchase all the assets then held by Party C;

The Individual Shareholders each executed an individual shareholder’s undertaking (the “Individual Shareholder Undertaking”) in writing in relation to this Agreement and the rights and interests indirectly held by him/her in the OPCO to the board of directors of the Ultimate Controlling Shareholder on the date of this Agreement; and

The Shareholders agree to render all necessary cooperation to the exercise of the Assets Purchase Option (as defined below) by Party A.

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.	Sale and Purchase of Assets

1.1	Option Granted

1.1.1

Party C hereby irrevocably and unconditionally grants Party A an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the assets then held by Party C once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Assets Purchase Option”). Subject to the terms and conditions of this Agreement and to the extent permitted by PRC laws and regulations, Party A shall be entitled to absolute discretion over the time, manner and times to exercise the Option. Except for Party A and the Designee(s), no other person shall be entitled to the Assets Purchase Option or other rights with respect to the assets of Party C. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.1.2

The Shareholders and OPCO hereby agree and confirm on Party C’s grant of the Assets Purchase Option to Party A in accordance with Clause 1.1.1 of this Agreement and undertake to take all necessary actions to procure Party C to perform all of its obligations under this Agreement, including but not limited to, passing and voting in favour of any shareholders’ or board resolution that is required for Party C to transfer any Assets of Party C to Party A or a Designee or to perform any other obligations under this Agreement.

1.2	Steps for Exercise of Assets Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Assets Purchase Option by issuing a written notice to Party C (the “Assets Purchase Option Notice”), specifying: (a) Party A’s decision to exercise the Assets Purchase Option; (b) the portion of assets to be purchased from Party C (the “Optioned Assets”); and (c) the date for purchasing the Optioned Assets and/or the date for transfer of the Optioned Assets.

1.3	Assets Purchase Price and Its Payment

Unless an appraisal is required by the laws of China applicable to the Assets Purchase Option when exercised by Party A, the purchase price of the Optioned Assets (the “Assets Purchase Price”) shall be the higher of the net book value of the Optioned Assets and the lowest price permitted under PRC law. After necessary withholding and paying of tax monies according to the applicable laws of China (if applicable), the Assets Purchase Price will be wired by Party A in RMB currency at spot exchange rate to the bank account(s) designated by Party C within two months after the Optioned Assets are officially transferred to Party A and Party A executes the relevant asset receipt note. The Assets Purchase Price shall be returned in full to Party A or its designee(s) within one month upon Party C’s receipt of it.

1.4	Transfer of Optioned Assets

For each exercise of the Assets Purchase Option:

1.4.1

The Direct Shareholders shall promptly convene a shareholder’s meeting of Party C, at which a resolution shall be adopted approving Party C’s transfer of the Optioned Assets to Party A and/or the Designee(s). The Shareholders shall take all necessary actions to procure such shareholder’s resolution to be passed;

1.4.2

Party C shall execute an asset transfer agreement (in the form set out in the Appendix hereto) with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Assets Purchase Option Notice regarding the Optioned Assets;

1.4.3

The Shareholders and Party C shall execute all other necessary contracts, agreements or documents, obtain or assist Party A to obtain all necessary government licenses, permits and registrations (if applicable) and take all necessary actions to transfer valid ownership of the Optioned Assets to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Assets (if applicable). For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest arising from this Agreement.

2.	Covenants

2.1	Covenants regarding Shareholders and Party C

The Shareholders and Party C hereby jointly and severally covenant as follows:

2.1.1

Without the prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2

They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs, and to cause Party C to perform its obligations under the Exclusive Business Cooperation Agreement; “Exclusive Business Cooperation Agreement” in this Section and this Agreement refers to the exclusive business cooperation agreement executed by Party A and Party C on the execution date of this Agreement, under which Party A provides relevant business support, technical and consulting service to Party C;

2.1.3

Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party C or legal or beneficial interest in the business or revenue of Party C, or allow the encumbrance thereon of any security interest, other than financial service transactions conducted by the OPCO in its ordinary course of business;

2.1.4

Without the prior written consent of Party A, Party C shall not incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

2.1.5

They shall always operate all of Party C’s assets during the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s asset value;

2.1.6	They shall provide Party A with information on the status and value of Party C’s assets at Party A’s request;

2.1.7

Without the prior written consent of Party A, they shall not cause Party C to execute any material contract (for purpose of this subsection, a contract with a value exceeding RMB 100,000 shall be deemed a material contract), except the contracts in the ordinary course of business;

2.1.8

Without the prior written consent of Party A, they shall not cause Party C to provide any person with any loan or credit or guarantee in any form, other than financial service transactions conducted by the OPCO in its ordinary course of business;

2.1.9

If requested by Party A, they shall procure and maintain insurance in respect of Party C’s assets from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate the businesses similar to those operated by Party C;

2.1.10

Without the prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire or invest in any person, and/or cause or permit Party C to sell assets with a value higher than RMB 100,000 (other than financial service transactions conducted by the OPCO in its ordinary course of business);

2.1.11

They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or revenue and any circumstances that may adversely affect Party C’s existence, business operation, financials, assets or goodwill, and shall promptly take all actions acceptable by Party A to exclude such adverse circumstances or take effective remedies therefor;

2.1.12

To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defences against all claims;

2.1.13

Without the prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits to its shareholders;

2.1.14	At the request of Party A, they shall appoint any persons designated by Party A as directors of Party C or replace any existing director(s) of Party C; and

2.1.15

If Party C or any of the Shareholders fails to fulfil any tax obligation applicable to it pursuant to the relevant laws and regulations and such failure prevents Party A form exercising its Assets Purchase Option, Party A shall have the right to demand Party C or the Relevant Shareholder to fulfil its tax obligation, or request Party C or the Relevant Shareholder to pay such amount to Party A for Party A to make the tax payment on its behalf.

2.2	Covenants by Shareholders

The Shareholders hereby jointly and severally covenant as follows:

2.2.1

The Shareholders shall cause the shareholders’ meeting or the board of directors of Party C to vote their approval of the transfer of the Optioned Assets as set forth in this Agreement and to take any and all other actions that may be requested by Party A.

2.2.2

Without Prior written consent by Party A, Party B shall not put forward, or vote in favour of, any shareholder resolution to, or otherwise request the OPCO to, issue any dividends or other distributions with respect to its equity interest in the OPCO; provided, however, in the event that Party B receives any profit, distribution or dividend from the OPCO, Party B shall, as permitted under the laws of PRC, immediately pay or transfer such profit, distribution or dividend to Party A or to any party designated by Party A as service fees under the Exclusive Business Cooperation Agreement payable by the OPCO to Party A unless Party A otherwise decides.

2.2.3

The Shareholders shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among the Shareholders, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.

2.2.4

The Shareholders shall cause the Direct Shareholders or the board of directors of Party C to vote against any resolution intending to proceed with any matter requiring Party A’s prior written consent according to this Agreement without such written consent being obtained from Party A.

3.	Representations and Warranties

Shareholders and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Assets, that:

3.1

They have the authority to execute and deliver this Agreement and any asset transfer agreement with respect to the Optioned Assets to which they are a party (each, a “Transfer Agreement”), and to perform their obligations under this Agreement and any Transfer Agreement. Party C agrees to enter into Transfer Agreements consistent with the terms of the Appendix of this Agreement upon Party A’s exercise of the Assets Purchase Option. This Agreement and the Transfer Agreements to which they are a party constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2

The execution and delivery of this Agreement or any Transfer Agreement and the obligations under this Agreement or any Transfer Agreement shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3	Party C has a good and merchantable title to all of its assets, and except for this Agreement, Party C has not placed any security interest on the aforementioned assets;

3.4	Party C does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

3.5	Party C has complied with all laws and regulations of China;

3.6	There are no pending or threatened litigation, arbitration or administrative proceedings relating to the assets of Party C or Party C; and

3.7

(i) The inheritor of any Individual Shareholder or (ii) the individual or legal person designated by Party A pursuant to the Individual Shareholder Undertaking executed by the relevant Individual Shareholder (the “Designated Transferee”) shall undertake any and all the rights and obligations of the relevant Individual Shareholder under this Agreement as a result of his/her death, incapacitation or any other circumstances which could affect his/her holding or exercising his/her equity interests in Party B and Party C, as if the inheritor were a signing party to this Agreement. Under the circumstance of an inheritance or share transfer pursuant to the relevant Individual Shareholder Undertaking, the Shareholders shall complete all necessary procedures and take all necessary actions to procure the required government approval (if applicable) being obtained for such share transfer.

4.	Effectiveness and Term

This Agreement is executed on the date first above written and shall take effect as of such date. Unless terminated early in accordance with the provisions of this Agreement or relevant agreements separately executed among the Parties, the term of this Agreement shall be 10 years. Upon the expiration of the term, unless Party A determines not to extend the term and notifies Party B and Party C in writing of such determination within 30 days prior to the expiration of the term, the term shall be extended for unlimited times, with an extended term of 5 years each time.

5.	Liability for Breach of Agreement

5.1

Except as otherwise provided herein, if a Party (“Breaching Party”) fails to perform any of its obligations under this Agreement or breaches this Agreement in any other way, the other Party (“Aggrieved Party”) has the option to: (a) give written notice to the Breaching Party describing the nature and scope of the breach and demand that the breaching party cure the breach at its cost within a reasonable time specified in the notice (“Cure Period”); and (b) if the Breaching Party fails to cure the breach within the Cure Period, the Aggrieved Party shall have the right to demand that the Breaching Party bear all the liabilities resulted from the breach and compensate the Aggrieved Party for all actual economic losses arising here from. The losses include, without limitation, attorney fees and expenses of litigation or arbitration related to the breach. The Aggrieved Party shall have the right to demand the Breaching Party to fulfil its obligations under this Agreement. The Aggrieved Party shall also have the right to apply to the related arbitration agency or court for specific performance or compulsory execution of provisions under this Agreement. The exercise of aforesaid rights will not affect other remedial rights based on this Agreement or law.

5.2	With respect to the obligations under this Agreement, the OPCO and the Shareholders shall undertake joint and several liabilities.

5.3	Unless where the law clearly states otherwise, neither Shareholders nor the OPCO have the right to terminate this Agreement due to Party A’s breach of this Agreement.

6.	Governing Law, Resolution of Disputes and Change in Laws

6.1

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

6.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission(“CIETAC”) for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Shanghai, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.3

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

6.4

In case of promulgation or any change to or in any Chinese law, regulation or rule, or any change to or in the interpretation or application of the same anytime after execution of this Agreement, the following agreement shall apply: (a) if any Party would enjoy more benefits under any changed or new law than under the relevant law, regulation or rule in effect at the date of this Agreement, without any material adverse effect upon the other Parties, the Parties shall promptly apply for such benefits brought by the changed or new law. The Parties shall make best efforts to procure the approval of such application; and (b) if the aforementioned law change or promulgation causes any direct or indirect material adverse effect to either Party, all Parties shall try all lawful means to procure exemption from compliance with such changed or new law provisions and use their best efforts to implement this Agreement in accordance with its original terms and conditions. In the event such adverse effect on the economic interest of either Party is unable to be resolved pursuant to this Agreement, the affected Party may give notice to the other Parties, and the Parties shall hold prompt discussion and make all necessary amendments to this Agreement so as to maintain the economic benefits otherwise enjoyed by the affected Party to the extent permitted under PRC laws.

6.5

Subject to PRC laws, the arbitration tribunal may award remedies over the shares or land assets of the Parties, injunctive relief (including but not limited to matters of business or compel the transfer of assets) or award the winding-up of Parties. Any party shall have the right to apply for enforcement of arbitration awards to the court with jurisdiction after the arbitration awards come into force. Subject to PRC laws, at the request of a disputing party, the court of competent jurisdictions shall have the power to grant interim remedies in support of the arbitration pending formation of the arbitral tribunal or in appropriate cases permitted by laws as the property preservation or enforcement measures.Subject to PRC laws, the courts of (i) Hong Kong, (ii) the Cayman Islands, (iii) the place of incorporation of OPCO (i.e. Shanghai, PRC); and (iv) the place(s) where the Ultimate Controlling Shareholder or OPCO’s principal assets are located shall have jurisdiction for the aforesaid purpose.

7.	Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Agreements, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Agreements.

8.	Notices

8.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

8.1.1

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

8.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

8.2	For the purpose of notices, the addresses of the Parties are as follows:

Company:	Weikun (Shanghai) Technology Service Co., Ltd.
Address:	[***]
Attn:	[***]

Company:	Shenzhen Ping An Financial Technology Consulting Co., Ltd
Address:	[***]
Attn:	[***]

Company:	Shanghai Lanbang Investment Limited Liability Company
Address:	[***]
Attn:	[***]

Company:	Xinjiang Tongjun Equity Investment Limited Partnership
Address:	[***]
Attn:	[***]

Company:	Linzhi Jinsheng Investment Management Limited Partnership
Address:	[***]
Attn:	[***]

Company:	Shanghai Xiongguo Corporation Management Co., Ltd.
Address:	[***]
Attn:	[***]

Name:	Yang Xuelian
Address:	[***]

Name:	Shi Jingkui
Address:	[***]

Name:	Wang Wenjun
Address:	[***]

Name:	Dou Wenwei
Address:	[***]

8.3	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

9.	Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

10.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

11.	Miscellaneous

11.1	Amendment, Change and Supplement

11.1.1	Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

11.1.2

If the Stock Exchange of Hong Kong Limited (“SEHK”) or any other relevant regulatory authority or stock exchange requests any amendment to this Agreement or if there is any change to the Rules Governing the Listing of Securities on the SEHK or any other relevant stock exchange rules that is relevant to the terms of this Agreement, the Parties shall make corresponding changes to the terms of this Agreement.

11.2	Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement. The Appendix of this Agreement constitutes a part hereof, and has the same legal effects as this Agreement.

11.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4	Language

This Agreement is written in Chinese and the English translation is for reference only. In case there is any inconsistency between the Chinese version and the English version, the Chinese version shall prevail. This Agreement shall be executed in 15 counterparts, with each Party having one original and Party A having the others; each counterpart has equal legal validity.

11.5	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.6	Successors

This Agreement shall be binding on the respective successors of the Parties and the permitted assignees of such Parties.

11.7	Survival

11.7.1	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.7.2	The provisions of Sections 6, 8 and this Section 11.7 shall survive the termination of this Agreement.

11.8	Assignment

Without Party A’s prior written consent, OPCO shall not assign its rights and obligations under this Agreement to any third party.

The Shareholders and the OPCO agree that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party C but without the consent of any Shareholder or the OPCO.

11.9	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

[The space below is intentionally left blank.]

Appendix

Form of Asset Transfer Agreement

Asset Transfer Agreement

THIS AGREEMENT is made on the day of(DD)(MM), (YY)BETWEEN:

Party A (Transferor) :             Shanghai Xiongguo Corporation Management Co., Ltd.

Party B (Transferee): Weikun (Shanghai) Technology Service Co., Ltd.

Party A is a company duly organized and existing in the PRC, whose assets include but not limited to hardware equipment, office utilities, software copyright, trademarks, patents, know-how, domains, human resources, contracts, software, client data base, various qualifications, cash and equity or debt interests;

“Assets” hereunder refers to all or part of the aforesaid assets owned by Party A and transferrable under PRC law as of the date hereof, the list of which is attached hereto;

Party A, its duly registered shareholder, Shenzhen Ping An Financial Technology Consulting Co., Ltd, Shanghai Lanbang Investment Limited Liability Company, Xinjiang Tongjun Equity Investment Limited Partnership, Linzhi Jinsheng Investment Management Limited Partnership And Party B entered into an Exclusive Asset Option Agreement dated February 1, 2023, whereby Party A grants to Party B an irrevocable, exclusive option to purchase all or part of the assets owned by Party A (“Option Agreement”).

Party A and Party B have, through mutual negotiations, reached agreement in connection with the transfer of the Assets upon and subject to the following terms and conditions:

Clause 1 Assets to Be Transferred

1.1	Subject to the terms and conditions of this Agreement and the Option Agreement, Party A agrees to transfer all Assets it holds to Party B, and Party B agrees to purchase all Assets.

1.2	The aggregate consideration for the transfer of the Assets shall be RMB________________.

1.3	Party A hereby waives and agrees to procure the waiver of any restrictions on transfer of Assets under applicable PRC laws, the articles of association of the Company or otherwise.

Clause 2 Closing and Consideration Payment

2.1	Party A shall transfer the Assets to Party B within _____business days of the date hereof (“Closing Period”).

2.2

Party A shall, within the Closing Period, complete all necessary registrations and governmental approvals to effect the transfer of Assets contemplated by this Agreement (if applicable). Party A shall use its best endeavours to expedite the process and obtain all such registrations and approvals within the shortest time possible.

2.3

Party A shall take all necessary actions and render full cooperation with Party B to secure Party B’s full entitlements to the Assets. Party A shall execute all necessary documents and take all relevant measures (or procure other relevant third party to do so) so that Party B is entitled to all necessary or appropriate rights and interests.

2.4	Party A and Party B agree on the closing of the intellectual property rights to be transferred as follows:

(a)

As regards the intellectual property rights where title certificates are applicable under the laws of the PRC or any other pertinent countries, Party A shall, on the Closing Date, deliver to Party B for administration all the technical data, existing or stored in any media in whatever form, in connection with the intellectual property rights and deal with the required formalities to alter the title registration.

(b)

As regards the intellectual property rights where title certificates are not applicable or not required under the laws of the PRC or any other pertinent countries, Party A shall, on the Closing Date, deliver to Party B for administration, and make Party B the legal and beneficiary owner of, all the technical data, existing or stored in any media in whatever form, in connection with the intellectual property rights; and Party A and Party B shall execute an intellectual property closing certificate to reflect the intellectual property rights delivered by Party A. Upon the completion of the aforesaid closing, all the rights to all the intellectual property rights listed in the closing certificate are deemed to be legally and beneficially owned by Party B and Party A shall no longer have any title interests or rights to or in such intellectual property rights.

(c)

Party A hereby undertakes to transfer to Party B all the intellectual property rights hereafter developed or acquired based on the abovementioned transferred intellectual property rights at a transfer price of RMB 1 or the minimum price to the extent permitted by law. Where direct transfer is not viable due to legal or policy restrictions, Party A hereby undertakes to grant Party B a permanent, royalty-free, worldwide, exclusive license to use the intellectual property rights.

2.5

With respect to the transfer of employees Party A wholly and /or mainly employed prior to closing in the business to be transferred to Party B , Party A shall enter into employment termination agreements with such employees to the satisfaction of Party B with effect from the Closing Date (as defined below) (“Employment Termination Contracts”), and Party B shall enter into employment agreements with such employees to its satisfaction with effect from the Closing Date.

2.6

Subject to the closing and subject to the applicable third party’s consents, on the Closing Date, Party A shall transfer and assign to Party B all contracts with third parties existing at the Closing Date which are attributable to the business (“Assumed Contracts”) to be transferred to Party B with effect as of the Closing Date which transfer and assignment Party B hereby agrees to accept. Prior to closing, Party A shall use best efforts to obtain the third party’s consents required to effect the aforesaid transfer.

2.7

Party A shall deliver to Party B the Assets as well as applicable certificates. Party B shall inspect the Assets and all the certificates and, if the delivery is proper, sign the Asset receipt note. The signing of the Asset receipt note by Party B constitutes the delivery of the Assets to Party B and the date thereof is the date of the transfer of the title to the Assets to Party B (“Closing Date”). For the avoidance of doubt, the aforesaid applicable certificates include but not limited to Employment Contracts and Assumed Contracts.

2.8	Party B shall pay such consideration in RMB currency at spot exchange rate to the bank account(s) designated by Party A within two months after the Closing Date.

Clause 3 Representations and Warranties

3.1	Party A represents and warrants that:

(a)	It is a company duly registered and validly existing under PRC laws.

(b)

It has signed and performed this Agreement to the extent permitted by its corporate power and scope of business, has obtained necessary corporate authorization, has obtained consents and approvals from third parties and government authorities, and does not violate any law or contract binding or affecting it.

(c)	This Agreement constitutes a legal, valid, binding and enforceable legal document against it once signed.

(d)

It has the power or corporate authority to make the Assets transfer hereunder, and fully owns the Assets. Subject to performance of the Option Agreement, the Assets are free from lease, lien, mortgage, guarantee or any other encumbrances. No circumstances or events including but not limited to involvement of any lawsuit, arbitration, or administrative or judicial detention, seizure or custody exist, which may render invalid or have adverse effects on the acceptance of the Assets by Party B hereunder and Party B’s enjoyment of the ownership to the Assets.

(e)

It has all, full and sufficient rights to the intellectual property rights in connection with the Assets and such intellectual property rights are free from and not subject to any and all liens, mortgage, pledge or any other third party rights.

(f)

It does not violate any law by, and is authorized and capable of, signing this Agreement. The execution of this Agreement is not in violation of any agreement, contract, memorandum, letter of intention entered into by it and any third party and will not have any adverse effects on it.

(g)	Prior to the Closing Date, the Assets are free from:

a)	any and all material adverse changes; or

b)	any material actual or contingent debts, obligations or liabilities.

(h)

Party A warrants that from the date hereof, without Party B’s permission, it shall not, directly or indirectly, engage in, assist or encourage any other person to compete, directly or indirectly, with Party B; advise on, provide consulting services to, or directly or indirectly engage in the operation, management and/or technical activities of any business, company, institution and/or individual in competition with Party B; hold or purchase and sell interests, in any manner, of any business, company, institution and/or individual in competition with Party B; and keep confidential the trade secrets of Party B or in the Assets transfer.

3.2	Party B represents and warrants that:

(a)	It is a company duly registered and validly existing under PRC laws;

(b)

It has signed and performed this Agreement to the extent permitted by its corporate power and scope of business, has obtained necessary corporate authorization, has obtained consents and approvals from third parties and government authorities, and does not violate any law or contract binding or affecting it.

(c)	This Agreement constitutes a legal, valid, binding and enforceable legal document against it once signed.

Clause 4 Liabilities for Breach of Agreement

Should any Party fails to perform this Agreement, such breaching Party shall pay all damages suffered by the other Party.

Clause 5 Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of the other Party, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

Clause 6 Governing Law and Disputes Resolution

6.1

The execution, effectiveness, construction, performance, and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

6.2

In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Shanghai, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

6.3

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

6.4

In case of promulgation or any change to or in any Chinese law, regulation or rule, or any change to or in the interpretation or application of the same anytime after execution of this Agreement, the following agreement shall apply: (a) if any Party would enjoy more benefits under any changed or new law than under the relevant law, regulation or rule in effect at the date of this Agreement, without any material adverse effect upon the other Parties, the Parties shall promptly apply for such benefits brought by the changed or new law. The Parties shall make best efforts to procure the approval of such application; and (b) if the aforementioned law change or promulgation causes any direct or indirect material adverse effect to either Party, all Parties shall try all lawful means to procure exemption from compliance with such changed or new law provisions and use their best efforts to implement this Agreement in accordance with its original terms and conditions. In the event such adverse effect on the economic interest of either Party is unable to be resolved pursuant to this Agreement, the affected Party may give notice to the other Parties, and the Parties shall hold prompt discussion and make all necessary amendments to this Agreement so as to maintain the economic benefits otherwise enjoyed by the affected Party to the extent permitted under PRC laws.

6.5

Subject to PRC laws, the arbitration tribunal may award remedies over the shares or land assets of Party B, injunctive relief (including but not limited to matters of business or compel the transfer of assets) or award the winding-up of Party B. Any party shall have the right to apply for enforcement of arbitration awards to the court with jurisdiction after the arbitration awards come into force. Subject to PRC laws, at the request of a disputing party, the court of competent jurisdictions shall have the power to grant interim remedies in support of the arbitration pending formation of the arbitral tribunal or in appropriate cases permitted by laws as the property preservation or enforcement measures. Subject to PRC laws, the courts of (i) Hong Kong, (ii) the Cayman Islands, (iii) the place of incorporation of Party A(i.e. Shanghai, PRC); and (iv) the place(s) where the Ultimate Controlling Shareholder or Party A’s principal assets are located shall have jurisdiction for the aforesaid purpose.

Clause 7 Formality and Other Costs

Any and all costs and out-of-pocket expenses in connection with this Agreement, including but not limited to legal fees, charges, stamp duties and any other taxes and fees shall be borne by each Party itself.

Clause 8 Assignment

Party A shall not transfer the rights and obligations hereunder to any third party unless with the prior written consent of Party B. Party B may transfer the rights and obligations hereunder to any third party without Party A’s consent; however, it shall inform Party A thereof.

Clause 9 Severability

If any provision hereunder is invalid or unenforceable as it is in breach of law, such provision shall be invalid or unenforceable only to the extent governed by the applicable law and the validity of any other provisions hereunder shall not be affected.

Clause 10 Amendments and Supplements

Any amendments and supplements to this Agreement by the Parties shall be made in written agreements. Once properly signed by both Parties, any agreements in connection with the amendments and supplements hereto shall have the same legal effects as this Agreement.

Clause 11 Notices

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered according to Clause 8 of the Option Agreement to each Party’s address thereunder.

Clause 12 Miscellaneous

12.1

This Agreement is written in Chinese and the English translation is for reference only. In case there is any inconsistency between the Chinese version and the English version, the Chinese version shall prevail.

12.2	This Agreement shall be executed in ____ counterparts, with each Party having one original with equal legal validity.

12.3	This Agreement shall take effect upon the signing by the Parties.

Attachment List of Asset

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Asset Option Agreement as of the date first above written.

Party A:

Weikun (Shanghai) Technology Service Co., Ltd.

By:	/s/ YONG SUK CHO
Name:	YONG SUK CHO
Title:	Legal Representative

SIGNATURE PAGE TO EXCLUSIVE ASSET OPTION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Asset Option Agreement as of the date first above written.

Party B:

Shanghai Lanbang Investment Limited Liability Company

By:	/s/ Zhong Yi
Name:	Zhong Yi
Title:	Legal Representative

Shenzhen Ping An Financial Technology Consulting Co., Ltd

By:	/s/ Wang Shiyong
Name:	Wang Shiyong
Title:	Legal Representative

Xinjiang Tongjun Equity Investment Limited Partnership

By:	/s/ Dou Wenwei
Name:	Dou Wenwei
Title:	Managing Partner

Linzhi Jinsheng Investment Management Limited Partnership

By:	/s/ Yang Xuelian
Name:	Yang Xuelian
Title:	Managing Partner

SIGNATURE PAGE TO EXCLUSIVE ASSET OPTION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Asset Option Agreement as of the date first above written.

Party C:

Shanghai Xiongguo Corporation Management Co., Ltd.

By:	/s/ GIBB GREGORY DEAN
Name:	GIBB GREGORY DEAN
Title:	Legal Representative

SIGNATURE PAGE TO EXCLUSIVE ASSET OPTION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Asset Option Agreement as of the date first above written.

Individual Shareholders:

Yang Xuelian

By:	/s/ Yang Xuelian

Wang Wenjun

By:	/s/ Wang Wenjun

Shi Jingkui

By:	/s/ Shi Jingkui

Dou Wenwei

By:	/s/ Dou Wenwei

SIGNATURE PAGE TO EXCLUSIVE ASSET OPTION AGREEMENT